EXHIBIT 99.1

O.I. Corporation Announces Results for Third Quarter 2007 and Fourth Quarter Dividend

College Station, Texas, November 8, 2007 – O.I. Corporation (NASDAQ: OICO) today announced its results for the three and nine months ended September 30, 2007, along with a fourth quarter dividend.

For the Third Quarter Ended September 30, 2007

Revenue decreased to $6,464,000 for the third quarter of 2007, compared to $7,556,000 for the same period of the prior year. The net income for the quarter totaled $401,000, compared to net income of $581,000 for the third quarter of 2006. OI recorded diluted earnings per share of $0.14 in the third quarter of 2007, compared to diluted earnings per share of $0.20 during the same period of 2006.

For the Nine Months Ended September 30, 2007

Net revenues were $20,337,000 for the nine months ended September 30, 2007, compared to $21,980,000 for the same period of the prior year. Year-to-date net income was $342,000 and diluted earnings per share was $0.12, compared to net income of $1,400,000 and diluted earnings per share of $0.48 for the same period of the prior year.

J. Bruce Lancaster, Chief Executive Officer and Chief Financial Officer commented:

“Sales for the quarter were sluggish in comparison to last year, which resulted in disappointing overall results. Although sales were down, improved margins and expense reductions enabled us to generate positive earnings for the quarter. I am also pleased we were able to complete the Modified Dutch Tender Self-Auction during the third quarter which we feel is beneficial to our shareholders.”

Don Segers, President and Chief Operating Officer, stated:

“Early bookings information for the fourth quarter indicates improved activity in our analytical laboratory product lines, but our MINICAMS® sales are unlikely to match the high fourth quarter results of last year. To help generate longer term sales growth, we believe our technology development efforts are on track.”

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)

	Three Months Ended			Nine Months Ended
	September 30		September 30

	2007	2006	2007	2006

Net revenues	$6,464	$7,556	$20,337	$21,980

Income before income taxes	$515	$755	$436	$2,018

Provision for income taxes	$114	$174	$94	$618

Net income	$401	$581	$342	$1,400

Weighted average shares, basic	2,730	2,884	2,829	2,874

Basic earnings per share	$0.15	$0.20	$0.12	$0.49

Weighted average shares, diluted	2,814	2,947	2,916	2,945

Diluted earnings per share	$0.14	$0.20	$0.12	$0.48

Update to Shareholders from New Management Team

This year is one of change at OI. We began 2007 with the disruption of a stock option investigation followed in the second quarter by a change in senior management. Shortly thereafter, we completed the initial implementation of a new ERP system that impacted the daily activities of virtually all our employees. We are pleased to report solid profitability for the second and third quarters of 2007 despite these challenges.

As your new management team, our initial focus has been on customer and employee relations. With our customers in mind, we have instituted more rigorous quality-control and testing processes so that all of our products meet or exceed customer expectations. With our employees in mind, we have initiated a number of improvements in our employee benefits, communications and work environment. In our view, highly satisfied customers and motivated employees provide the foundation for future growth at OI.

We are fortunate to have a number of core strengths on which to build. Our two major product lines, gas-chromatography products and the MINICAMS air monitoring system, are very well established, stable and profitable lines. The OI name is a well-known brand in the analytical products industry. We also have a well-capitalized, financially strong company, which enables us to update and strengthen our product offerings as needed to stay competitive in the marketplace. Most importantly, we plan to introduce new technologies that we believe will open the door for expansion into new markets in the future.

In looking to the future, we intend to build on the value provided by the core markets that we currently serve while reducing OI’s overall reliance on the environmental testing market. To increase sales in our current markets, we are developing strategic alliances to expand our presence both domestically and internationally. We are also designing product enhancements that we anticipate will be valuable to our existing customers. To enhance profitability, we are evaluating our product lines to determine the viability and financial contribution provided by certain products and will refocus our resources and energies as appropriate.

In order to reduce our reliance on the environmental testing market, we plan to expand into new markets. Two new technologies currently under development should help drive this expansion. First, the commercial application of the TOC-analyzer technology developed last year for NASA should enable us to use this unique technology to move into industrial process applications, a larger market than any we presently serve. We are currently negotiating with leading companies in the industrial process industry to establish strategic alliances that should facilitate rapid growth into this new market for OI. We believe that the TOC line could become our largest product line in the future, with new market sales beginning to have an impact during the second half of 2008.

The second technology that we feel provides excellent potential for expansion into new markets is mass spectrometry based on the ion-CCD detector, an area in which we have been conducting extensive research for several years. We expect this research to move into product realization during 2008. Our targeted product will be a miniature mass spectrometer for fast-MS applications in fixed-site, transportable, portable, and process applications. This mass spectrometer technology represents a significant step in our strategic goal of expanding our chemical-detection capabilities to meet new applications and enter new markets.

We believe that we are well positioned to benefit from the heightened awareness for water testing that we anticipate will be driven by an increasing demand and decreasing supply of clean water in the world, as well as by water safety and security concerns. In addition to the organic growth potential from our current products and new technologies, we continue to evaluate strategic partnerships and acquisition opportunities that may provide us the opportunity to expand our current product offerings or provide an entry into new markets building on technologies in which we have experience and expertise.

Our vision for the future of OI is –“Opportunity through Innovation ”. By providing innovative products and services for those performing chemical analysis, we seek to improve the quality of life and realize opportunities for our shareholders, customers, and employees. We are committed to providing quality products and exceptional customer support on a worldwide basis. Though we face a number of challenges in the near term, including a sluggish environmental testing market, system implementation resource constraints and Sarbanes-Oxley compliance requirements, we believe our greatest opportunities are in front of us. As your new management team, we believe that OI has the vision, the people, and the ideas to build a bright future.

Dividend Declaration

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per common share payable on November 30, 2007, to shareholders of record at the close of business on November 15, 2007.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company's worldwide web site at: http://www.oico.com

Investor Relations: Bruce Lancaster CEO & CFO 979-690-1711